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EXHIBIT 99

PRESS RELEASE	FOR IMMEDIATE RELEASE
October 17, 2001	NEW YORK METRO
CONTACT:	Ronald A. Freydberg Executive Vice President (212) 935-8760 www.mfa-reit.com	NYSE: MFA

America First Mortgage Investments, Inc.
Announces Third Quarter Earnings Per Share of $0.27

    America First Mortgage Investments, Inc. (NYSE:MFA) today reported net income of $5,087,000, or $0.27 per common share for the quarter ended September 30, 2001; compared with $3,298,000, or $0.37 per common share for the third quarter of 2000. The three month period ended September 30, 2000 included a non-recurring gain, which increased net income by approximately $2.1 million, or $0.23 per common share. Excluding the impact of the non-recurring 2000 gain, earnings per common share for the three month period ended September 30, 2001 reflect an increase of approximately 93% versus the third quarter of 2000.

    Net income for the first nine months of 2001 was $11,378,000, or $0.92 per common share; compared with $6,213,000, or $.70 per common share for the comparable period in 2000. The nine month periods ended September 30, 2001 and 2000 each included gains of $0.23 per common share. Excluding these gains, net income per common share would have been $0.69 and $0.47 for the nine months ended September 30, 2001 and 2000, respectively, representing an increase of 47% in earnings per common share for the current period.

    As previously reported, MFA raised net proceeds of $67.1 million on June 27, 2001, through the sale of 10,335,214 common shares. This new equity was invested by MFA on a leveraged basis, thereby significantly increasing its portfolio of adjustable-rate mortgage-backed securities.

    On September 19, 2001, MFA declared our third quarter common stock dividend of $0.225 per common share. This dividend will be paid on October 18, 2001 to stockholders of record as of October 2, 2001. The new dividend rate represents an increase of over 28% from the previous quarterly dividend rate of $0.175 per common share.

    Stewart Zimmerman, President and Chief Executive Officer commented on the third quarter 2001 results, "We remain pleased with MFA's strong financial results in the third quarter which has allowed us to significantly raise our dividend. We continue to benefit from lower financing costs, as indicated by the decrease in our average cost of borrowed funds to approximately 3.87% from 4.66% for the second quarter of 2001."

    During the third quarter of 2001, the average securities portfolio yield decreased to 5.87% from 6.39% for the second quarter of 2001. Reduced funding costs more than offset the decline in the portfolio yield, resulting in a wider portfolio spread (difference between our average security portfolio yield and our average cost of funds) of 2.00% compared to 1.73% in the previous quarter.

    The prepayment rate on our mortgage backed securities portfolio averaged 21% Constant Prepayment Rate ("CPR") in the quarter. Zimmerman explained that, "With recent declines in interest rates we had been expecting a rise in our CPR due to mortgage refinancing. However, given the positive slope of the yield curve, we expect adjustable-rate mortgage rates to remain well below fixed mortgage rates. With homeowners lacking the economic incentive to refinance out of ARMs and into fixed rate securities we expect our portfolio CPR to remain near this level for the remainder of 2001."

    MFA's objective is to generate a high level of income while maintaining asset quality and protecting principal invested in its portfolio of high-quality adjustable-rate mortgage securities and other assets. At September 30, 2001, MFA had total assets on its balance sheet of approximately $1.4 billion. As of that date, approximately 96% of these assets consisted of: mortgage-backed securities guaranteed by an agency of the United States government such as the Government National Mortgage Association ("GNMA"); the Federal National Mortgage Association ("FNMA") or the Federal Home Loan Mortgage Corporation ("FHLMC"); other securities rated AAA by Standard & Poors Corporation; and cash. MFA also owns interests in six multifamily apartments properties consisting of a total of 1,473 rental units, and certain debt and equity securities.

    MFA finances the acquisition of mortgage-backed securities primarily by borrowing at short-term rates using reverse repurchase agreements. At September 30, 2001, the assets to equity ratio was approximately 9.6x increasing from 6.3x at June 30, 2001. As we fully implement our business plan, this ratio is expected to grow to between approximately 10x and 11x.

    Due to significant product availability at attractive pricing, MFA has increased its investment allocation in hybrids, which are adjustable-rate mortgage securities with a fixed interest rate for an initial period of time before converting to a one-year adjustable-rate for the remaining loan term. As of September 30, 2001, 49% of mortgage assets had interest rates adjusting within the next 12 months, 16% had interest rates adjusting within the next 24 months, 34% had interest rates resetting within the next 36 months and 1% of mortgage assets were fixed rate. The reverse repurchase agreements funding these assets, on average, reset in approximately 5 months.

    Information contained in this Press Release contains "forward-looking statements" relating to, without limitation, future performance, plans and objectives of management for future operations and projections of revenue and other financial items, which can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," "anticipate," "estimate" or "continue" or the negative thereof or other variations thereon or comparable terminology. Several factors with respect to such forward-looking statements, including certain risks and uncertainties, could cause actual results to differ materially from those in such forward-looking statements.

America First Mortgage Investments, Inc.
Summary Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2001	2000	2001	2000
	(Dollars in Thousands, Except Per Share Amounts)
Mortgage securities income	$15,937	$8,311	$32,113	$24,923
Corporate debt securities income	361	401	1,261	897
Dividend income	129	263	569	722
Interest income on temporary cash investments	261	181	598	474

Interest and Dividend Income	16,688	9,156	34,541	27,016
Interest Expense on Borrowed Funds	10,276	7,828	22,626	22,421

Net Interest and Dividend Income	6,412	1,328	11,915	4,595
Income and Gains/Losses from Other Investments	105	2,965	2,799	3,587
General and Administrative Expenses	1,430	995	3,336	1,969

Net Income	$5,087	$3,298	$11,378	$6,213

Net Income Per Common Share—Basic	$0.27	$0.37	$0.92	$0.70

Net Income Per Common Share—Diluted	$0.27	$0.37	$0.92	$0.70

Weighted Average Number of Common Shares Outstanding—Basic	19,035	8,870	12,331	8,894
Weighted Average Number of Common Shares Outstanding—Diluted	19,148	8,895	12,425	8,910

America First Mortgage Investments, Inc.
Balance Sheets

	September 30, 2001	December 31, 2000
	(Unaudited)
	(Dollars in Thousands)
ASSETS
Cash and Cash Equivalents	$33,440	$8,899
Mortgage Securities	1,369,019	470,576
Corporate Debt and Equity Securities	14,632	24,676
Real Estate	9,512	6,541
Accrued Interest and Dividends Receivable	8,620	3,433
Goodwill	7,239	7,388
Other Assets	853	977

	$1,443,315	$522,490

LIABILITIES
Repurchase Agreements	$1,280,935	$448,583
Dividends Payable	4,396	1,406
Accrued Interest Payable	6,337	2,039
Accounts Payable	1,143	550

	1,292,811	452,578
STOCKHOLDERS' EQUITY
Stockholders' Equity	150,504	69,912

	$1,443,315	$522,490

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  EXHIBIT 99